                                                                    EXHIBIT 12.1

                              AVONDALE INCORPORATED
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN MILLIONS, EXCEPT RATIOS)

                                                         Fiscal Years Ended
                                            1993      1994      1995      1996      1997
                                           -----     -----     -----     -----     -----
Fixed Charges:
   Interest expense                        $ 2.1     $ 6.5     $14.3     $18.5     $26.2
   Discount and expenses on sale of
      accounts receivable                     --        --        --       3.7       6.6
   Amortization of debt issuance costs        --        --        --        .9       1.1
                                           -----     -----     -----     -----     -----
     Fixed Charges                         $ 2.1     $ 6.5     $14.3     $23.1     $33.9
                                           -----     -----     -----     -----     -----

Earnings
   Pretax income before                    $74.2     $22.6     $34.0     $22.7     $37.9
       extraordinary item
   Fixed charges                             2.1       6.5      14.3      23.1      33.9
                                           -----     -----     -----     -----     -----
       Earnings                            $76.3     $29.1     $48.3     $45.8     $71.8
                                           -----     -----     -----     -----     -----

Ratio of Earnings to Fixed Charges          37.2x      4.5x      3.4x      2.0x      2.1x